Gary Steele Elected to Vonage Holdings Corp. Board of Directors
HOLMDEL, N.J., June 30, 2016 - Vonage Holdings Corp. (NYSE: VG) (“the Company”), a leading provider of cloud communications services for businesses, has elected Gary Steele to serve as a member of its Board of Directors.
Mr. Steele brings a broad range of enterprise Software as a Service (SaaS) experience to Vonage, as well as deep knowledge of enterprise sales operations and distribution. As the founding Chief Executive Officer for Proofpoint, a publicly-traded global Security as a Service vendor, Mr. Steele has overseen Proofpoint’s evolution from a focus on email security to its current status as a leader in next-generation, cloud-based cyber security. This experience complements Vonage’s rich history as an innovator in the consumer and small business space to where it now stands as a leading provider of Cloud Communications for enterprise customers.
Mr. Steele also led Proofpoint through a successful IPO in 2012 and the company currently has a market cap of well over $2 billion. Proofpoint supports tens of millions of end users across thousands of global enterprises, universities and government agencies, including more than 50 percent of the Fortune 100.
“With more than 30 years of experience in the software and business technology space, Gary will make an immediate impact on the Vonage Board,” said Alan Masarek, Vonage Chief Executive Officer. “Not only will his knowledge and understanding of the evolving enterprise SaaS market provide invaluable insights for management, but his strategic experience with global B2B service and subscription businesses will help Vonage continue to grow as we realize our mission of becoming the global leader in Cloud Communications.”
Before joining Proofpoint in 2002, Mr. Steele served as the CEO of Portera, an applications company delivering solutions for the professional services industry. Prior to Portera, Mr. Steele served as the Vice President and General Manager of the Middleware and Data Warehousing Product Group at Sybase, Inc. In this capacity, he initiated and spearheaded many early internet projects, all targeted toward enterprise. Before joining Sybase, Mr. Steele served in business development, marketing, and engineering roles at Sun Microsystems and Hewlett-Packard. He holds a B.S. degree in computer science from Washington State University.
“Joining the Board of an innovative and disruptive company like Vonage is a great opportunity for me to bring my breadth of enterprise technology experience to Vonage at an exciting time in its history as the Company continues to transform into a clear leader in Cloud Communications for business,” said Mr. Steele. “I look forward to being a part of Vonage’s continued growth and am eager to help drive the Company’s continued success into the future.”
About Vonage
Vonage (NYSE: VG) is a leading provider of cloud communications services for businesses. Vonage transforms the way people work and businesses operate through a portfolio of communications solutions that enable internal collaboration among employees, while also keeping companies closely connected with their customers, across any mode of communication, on any device. The Company also provides a robust suite of feature-rich residential communication solutions. In 2015, the Company was named a Visionary in the Gartner Magic Quadrant for Unified Communications as-a-Service, Worldwide and also earned the Frost & Sullivan Growth Excellence Leadership Award for Hosted IP and Unified Communications and Collaboration (UCC) Services. For more information, visit www.vonage.com.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage America Inc. To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Investor Contact: Hunter Blankenbaker, 732.444.4926, hunter.blankenbaker@vonage.com
Media Contact: Jo Ann Tizzano, 732.365.1363, joann.tizzano@vonage.com
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